Exhibit 10.3

CONFIRMATION OF SWAP TRANSACTION

To:	Roanoke Gas Company (“Counterparty”)

Legal Entity Identifier (LEI):	549300GO68EPQLQ7MK06

Attention:	Paul W. Nester & Tommy Oliver

Email:	Paul_Nester@RGCResources.com; Tommy_Oliver@RGCResources.com

From:	Wells Fargo Bank, N.A. (“Wells Fargo”)

Legal Entity Identifier (LEI):	KB1H1DSPRFMYMCUFXT09

Phone:	704-410-5111

Fax:	1-844-879-8056

Email:	inboundconfirms1@wellsfargo.com

Wells Fargo Ref. No.:	43709695-1.5

Unique Swap Identifier (USI):	103039933701W00000000000000000000043709695

Swap Data Repository:	DTCC Data Repository, LLC

Date:	August 24, 2021

Dear Sir or Madam:

This confirms the terms and conditions of the Transaction described below entered into between Counterparty and Wells Fargo on the Trade Date specified below (the “Transaction”) and constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between Wells Fargo and Counterparty dated as of August 12, 2021, as amended and supplemented from time to time (the "ISDA Master Agreement"). All provisions contained or incorporated by reference in the ISDA Master Agreement will govern this Confirmation except as expressly modified herein.

Wells Fargo Ref. No.: 43709695-1.5

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The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Fixed Amounts and Floating Amounts for each applicable Payment Date hereunder will be calculated in accordance with the ISDA Definitions, and if any Fixed Amount and Floating Amount are due for the same Payment Date hereunder, then those amounts shall not be payable and instead the Fixed Rate Payer shall pay the positive difference, if any, between the Fixed Amount and the Floating Amount, and the Floating Rate Payer shall pay the positive difference, if any, between the Floating Amount and the Fixed Amount.

1.    The terms of the particular Transaction to which the Confirmation relates are as follows:

Transaction Type:	Interest Rate Swap
Currency for Payments:	U.S. Dollars
Notional Amount:	USD 15,000,000.00

Term:
Trade Date:	August 20, 2021
Effective Date:	October 01, 2021. The Effective Date is the first day of the first Calculation Period. However, the rights and obligations of both parties under this Transaction are in effect as of the Trade Date.
Termination Date:	August 20, 2026, subject to adjustment in accordance with the Modified Following Business Day Convention.
Counterparty hereby acknowledges that the payments due by it under this Transaction shall be due on their respective due dates whether or not (i) there exists at any time a commitment for any Financing or any such commitment expires or terminates, (ii) any closing of any Financing takes place or is postponed or delayed, (iii) any advance is made, outstanding or repaid in connection with any Financing, either before, on or after the Effective Date, (iv) circumstances change such that Counterparty ceases to have any need for, or is unable to obtain, any Financing; or (v) the principal amount of any Financing is less or more than the Notional Amount of this Transaction, the term of any Financing is shorter or longer than the Term of this Transaction, or any other terms of any Financing differ from the terms of this Transaction. "Financing" means any loan or other extension of credit from Wells Fargo (or any other entity) to Counterparty (or any other entity). In addition, Counterparty acknowledges that its obligations in respect of this Transaction upon the occurrence of any Event of Default, Termination Event or Additional Termination Event shall be due and payable by Counterparty whether any such event occurs before, on or after the Effective Date.
Fixed Amounts:
Fixed Rate Payer:	Counterparty
Fixed Rate Payer Period End Dates:	Monthly on the 1st of each month commencing November 01, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate Payer Payment Dates:	Monthly on the 1st of each month commencing November 01, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Business Day Convention:	Modified Following
Business Day:	New York Fed
Fixed Rate:	2.00%
Fixed Rate Day Count Fraction:	Actual/360

Wells Fargo Ref. No.: 43709695-1.5

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Floating Amounts:
Floating Rate Payer:	Wells Fargo
Floating Rate Payer Period End Dates:	Monthly on the 1st of each month commencing November 01, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate Payer Payment Dates:	Monthly on the 1st of each month commencing November 01, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Business Day Convention:	Modified Following
Business Day:	New York Fed
Floating Rate for initial Calculation Period:	Determined two U.S. Government Securities Business Days prior to the Effective Date.
Floating Rate Option:

For a Reset Date, the rate will be “30-Day Average SOFR”, as published by the Federal Reserve Bank of New York (“30-Day Average SOFR”), currently on the New York Fed’s website at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate from time to time)) (the “SOFR Administrator’s Website”) on such Reset Date, for the Floating Rate Determination Day.

If, on the Reset Date, 30-Day Average SOFR for the Floating Rate Determination Day has not been published and a 30DAS ICE has not occurred, then 30-Day Average SOFR for that Reset Date will be 30-Day Average SOFR as published for the first U.S. Government Securities Business Day preceding the Floating Rate Determination Day for which 30-Day Average SOFR was published on the SOFR Administrator’s Website.

Upon the occurrence of an Index Cessation Event, the rate for the relevant Reset Date on or after the Index Cessation Effective Date will be determined in accordance with any provisions for determining the rate for the relevant Reset Date on or after an Index Cessation Effective Date applicable to the Floating Rate Option for the 30-Day Average SOFR as published or to be published by ISDA as a supplement to the 2006 ISDA Definitions (or such successor definitions as may be published by ISDA from time to time) (such an Index Cessation Event, a “30DAS ICE”). If, upon the occurrence of a 30DAS ICE, ISDA has not published a Rate Option for 30-Day Average SOFR, the Calculation Agent will determine an appropriate index as a substitute for 30-Day Average SOFR on the relevant Reset Date on or after the Index Cessation Effective Date applicable to a 30DAS ICE.

Spread:	Plus 1.20%
Floating Rate Day Count Fraction:	Actual/360
Floating Rate Determination Day:	Two U.S. Government Securities Business Days prior to the relevant Reset Date.
Reset Dates:	The first day of each Calculation Period.
Compounding:	Not applicable
Rounding Convention:	5 decimal places per the ISDA Definitions.

Wells Fargo Ref. No.: 43709695-1.5

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2.   The additional provisions of this Confirmation are as follows:

Calculation Agent:	Per the ISDA Master Agreement, or if not specified, Wells Fargo

Payment Instructions:

Wells Fargo: Please contact us for payment instructions

Counterparty: Per your standing payment instructions or debit authorization if provided to Wells Fargo, as relevant. If not provided, please contact us in order for payment to be made.

Wells Fargo Contacts:

Settlement and/or Rate Resets:

Phone: 1-800-249-3865

Fax: 704-410-8511

Collateral:

Phone: 704-410-9218

Fax: 704-410-8515

Email: WellsFargoCollateralManagement@wellsfargo.com

Please quote transaction reference number.

Eligibility:

Each party represents that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act (7 U.S.C. § 1 et seq), as amended by the Dodd Frank Wall Street Reform and Consumer Protection Act and as modified by 17 C.F.R. § 1.3. The ISDA Non-ECP Guarantor Exclusionary Terms available here: https://www.isda.org/a/OviDE/27666729-2-isdanon- ecpexclusionaryterms.pdf (“Exclusionary Terms”) are incorporated by reference in this Confirmation and apply to the entry into this Transaction by the parties within the meaning of §2(e) of the Commodity Exchange Act. For the avoidance of doubt, the Exclusionary Terms will not apply, in respect of any guarantor, to any unwind, termination, transfer or other disposition of this Transaction, whether in whole or in part, to the extent this Transaction is lawfully guaranteed by such guarantor, whether or not such guarantor is an ECP (as defined in the Exclusionary Terms) when such unwind, termination, transfer or other disposition is agreed or effected.

Wells Fargo Ref. No.: 43709695-1.5

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Please confirm that the foregoing correctly sets forth the terms of our agreement by having your authorized signatory execute a copy of this Confirmation and returning it to us.

Very truly yours,
Wells Fargo Bank, N.A.

By:	/s/ Mark Silke
Name:	Mark Silke
Title:	Authorized Signatory

Accepted and confirmed as of date first written above:

Roanoke Gas Company

By: /s/ Lawrence T. Oliver

Name: Lawrence T. Oliver

Title: Vice President, Interim CFO, Corporate Secretary and Treasurer

Wells Fargo Ref. No.: 43709695-1.5

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